PRUDENTIAL-BACHE HIGH YIELD FUND, INC.

                                   CLASS "A"

                                    EXHIBIT
                          AVERAGE ANNUAL TOTAL RETURN
                                  CALCULATION

                                    n
                 ERV = P * (1 + T)^

  P = hypothetical initial payment of $1,000

  T = average annual total return

  n = number of years

ERV = ending redeemable value

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                     1 Year                 Inception
                  [Annualized]

  P =               $1,000.00               $1,000.00

  n =                    1.00                    0.94

ERV =                 $849.30                 $865.88

  T =                  -15.07%                 -14.17%